Exhibit 21
Subsidiaries of Kingsway Financial Services Inc.

Subsidiaries	Jurisdiction of Incorporation/Organization
Kingsway America II Inc.	Delaware
1347 Advisors LLC	Delaware
1347 Capital LLC	Delaware
1347 Investors LLC	Delaware
Itasca Investors LLC	Delaware
Itasca Capital Corp.	Delaware
IWS Acquisition Corporation	Florida
Trinity Warranty Solutions LLC	Delaware
American Country Underwriting Agency Inc.	Illinois
ARM Holdings, Inc.	Illinois
Mattoni Insurance Brokerage, Inc.	Washington
Hamilton Risk Management Company	Florida
Appco Finance Corporation	Pennsylvania
Insurance Management Services Inc.	Florida
Kingsway Amigo Insurance Company	Florida
KAI Advantage Auto, Inc.	Illinois
KFS Capital LLC	Delaware
Kingsway America Inc.	Delaware
Kingsway LGIC Holdings, LLC	Delaware
Mendota Insurance Company	Minnesota
Boston General Agency, Inc.	Texas
Congress General Agency, Inc.	Texas
Mendakota Casualty Company (f/k/a Universal Casualty Company)	Illinois
Mendakota Insurance Company	Minnesota
Mendota Insurance Agency, Inc.	Texas
MIC Insurance Agency Inc.	Texas
Kingsway America Agency Inc.	Illinois
Kingsway General Insurance Company	Ontario
Kingsway Reinsurance Corporation	Barbados
Kingsway ROC GP	Delaware
Kingsway ROC LLC	Delaware